Exhibit (d)(39)

FORM OF
PACIFIC SELECT FUND
FEE SCHEDULE
JANUS CAPITAL MANAGEMENT LLC

Portfolio: Growth LT Portfolio

     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Growth LT Portfolio, according to the following schedule:

0.45% of the first $25 million
0.40% on the next $125 million
0.35% on the next $850 million
0.30% on the next $1 billion
0.25% on excess

Portfolio: Focused 30 Portfolio

     The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Focused 30 Portfolio at an annual rate equal to:

0.45% of the first $25 million
0.40% on the next $125 million
0.35% on the next $850 million
0.30% on the next $1 billion
0.25% on excess

     These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     When determining the break point rates, the combined daily net assets of the Growth LT Portfolio and the PF Janus Growth LT Fund of the Pacific Funds are aggregated.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of ___, 2005.

PACIFIC LIFE INSURANCE COMPANY

Attest:	By:

Name:	Name:
Title:	Title:

Attest:	By:

Name:	Name:
Title:	Title:

JANUS CAPITAL MANAGEMENT LLC

Attest:	By:

Name:	Name:
Title:	Title:

PACIFIC SELECT FUND

Attest:	By:

Name:	Name:
Title:	Title: